Exhibit 10.18

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is made as of December 31, 2004, between On Assignment, Inc., a Delaware corporation (the “Company”), and Ronald W. Rudolph ( “Mr. Rudolph”).

Recitals

A.                                   Mr. Rudolph currently serves as the Executive Vice President, Finance and Chief Financial Officer of the Company.

B.                                     Mr. Rudolph desires to retire from the Company.

C.                                     The Company desires to retain Mr. Rudolph’s services for a transition period and to provide certain retirement benefits to Mr. Rudolph in accordance with the terms of this Agreement.

D.                                    Concurrently with the execution and delivery of this Agreement, Mr. Rudolph and the Company are entering into a separate, one-year consulting agreement (the “Consulting Agreement”) pursuant to which Mr. Rudolph shall provide the Company with the consulting services specified therein.

NOW, THEREFORE, the parties intending to be legally bound hereby agree as follows:

ARTICLE 1
SEPARATION

1.1                                 Retirement.  Concurrently with the execution and delivery of this Agreement, Mr. Rudolph is delivering to the Board of Directors of the Company (the “Board”) notice of his intent to retire from the Company and resign as Executive Vice President, Finance and Chief Financial Officer, as well as from all positions he holds as an officer and employee of the Company and as an officer and director of the Company’s subsidiaries as of the close of business on January 31, 2005 (the “Retirement Date”).  From the date hereof and through the Retirement Date, Mr. Rudolph shall continue to receive all compensation, benefits, and other associated employee rights and privileges to the same extent as in effect as of the date hereof.

1.2                                 Voluntary Termination.  Mr. Rudolph represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute and deliver this Agreement and that he is knowingly and voluntarily terminating his employment and entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or any affiliate, representative or agent thereof, other than statements and representations expressly set forth in this Agreement.

ARTICLE 2
PAYMENTS AND BENEFITS

2.1                                 Retirement Payments.  Upon execution of this Agreement by Mr. Rudolph, the Company shall pay Mr. Rudolph the sum of $25,000 (the “Lump Sum Payment”) and make additional payments (the “Continuation Payments”) to him from the Retirement Date through January 31, 2006 (such date, the “Ending Date” and such time period, the “Payment Period”).  The Company shall make Continuation Payments to Mr. Rudolph equal in the aggregate to $245,400.00, payable on a monthly or bi-weekly basis, consistent with the Company’s practice during the Payment Period with respect to the timing of salary payments to its employees.  The Lump Sum Payment shall be made concurrently with the first Continuation Payment.  Such payments are not conditional on Mr. Rudolph’s performance of the Consulting Agreement or Mr. Rudolph’s employment through the Retirement Date.  In the event of Mr. Rudolph’s death during the Payment Period, all Continuation Payments then remaining unpaid, whether due or to become due, shall be paid in a lump sum to his estate within sixty (60) days following receipt by the Company of notification of Mr. Rudolph’s death from Mr. Rudolph’s executor or trustee of his estate.

2.2                                 Benefits Continuation.  During the Payment Period, the Company shall provide benefits and pay the premiums with respect to the insurance coverage set forth on Schedule I for Mr. Rudolph and, as applicable, his family in the case of insurance premiums, on the same terms and subject to the same conditions applicable immediately prior to the Retirement Date, including without limitation employee contributions and co-payments.

2.3                                 Reconciliation of Expenses.  Within thirty (30) days following the Retirement Date, Mr. Rudolph shall deliver to the Company a final expense report, accompanied by supporting documentation consistent with the Company’s current policies and practices.  Within twenty (20) days following receipt of such expense report, the Company shall pay to Mr. Rudolph any amount owing to him that is in excess of the advances against expenses made by the Company to Mr. Rudolph prior to the Retirement Date.  In the event that such advances against expenses exceed the amount set forth on the expense report for which Mr. Rudolph is entitled to reimbursement, the Company shall advise Mr. Rudolph of the amount of such excess (the “Expense Overage”), and Mr. Rudolph shall pay the amount of the Expense Overage to the Company within ten (10) days thereafter.  In the event that Mr. Rudolph does not pay such amount within such 10-day period, the Company shall be entitled to deduct the amount of the Expense Overage from any Continuation Payment owed to Mr. Rudolph thereafter, to the extent permitted by law.

ARTICLE 3
STOCK OPTIONS

3.1                                 Acceleration of Options.  The Company granted to Mr. Rudolph the options to purchase common stock of the Company set forth in Schedule II (collectively, the “Options”).  Mr. Rudolph does not hold any options or other rights to purchase common stock of the Company, other than the Options.

3.2                                 Acceleration of Certain Options.  The terms of each of the options granted on July 18, 2003, and March 23, 2004 (the “Continuing Options”), are hereby amended so that (a) each of the Continuing Options shall be fully vested and exercisable as of the date hereof, and (b) each of the Continuing Options shall expire and cease to be exercisable as of the date that is ninety (90) days after the later of (i) the one-year anniversary of the Retirement Date and (ii) the expiration or termination of the Consulting Agreement or any other continued service relationship mutually agreed to by the parties (the “Option Expiration Date”).  All Options other than the Continuing Options shall expire as of the Retirement Date.

3.3                                 Other Terms Unchanged.  All other terms of the Options shall remain unchanged and in full force and effect.

ARTICLE 4
OTHER BENEFITS

4.1                                 Communications Equipment.  Mr. Rudolph acknowledges and understands that all communications and other equipment provided to Mr. Rudolph by the Company, purchased by the Company for Mr. Rudolph or purchased by Mr. Rudolph and reimbursed by the Company is property of the Company and shall be returned to the Company on the Retirement Date or immediately upon request after the Retirement Date; provided, however, that Mr. Rudolph shall be entitled to retain usage of any communications or other equipment that the Company agrees is reasonably necessary or appropriate in connection with Mr. Rudolph’s provision of services to the Company pursuant to the Consulting Agreement.

ARTICLE 5
RESTRICTIONS

5.1                                 Definitions and Interpretation.  For purposes of this Article 5:

5.1.1                        References to the “Company” shall include the Company and its subsidiaries.

5.1.2                        “Proprietary Information” means any and all data and information concerning the business affairs of the Company, other than information released to or otherwise generally known by the public or within the staffing industry.  Without limiting the generality of the foregoing, “Proprietary

Information” shall expressly include information relating to any of the Company’s (a) past, present or prospective business opportunities, including information concerning acquisition or merger opportunities, (b) current or prospective clients, including current or prospective client lists, (c) manners of operation, business plans and processes, or marketing and recruitment efforts, (d) financial results and projections, (e) personnel records, or (f) trade secrets, without regard to whether any of the foregoing matters are deemed confidential, material or important.  “Proprietary Information” does not, however, include any information that Mr. Rudolph has obtained from a person other than an employee or director of the Company, which was disclosed to him without a breach of a duty of confidentiality.

5.1.3                        “Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all papers, notebooks, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) client lists, whether partial or complete; (v) data layouts, magnetic tape layouts, and diskette layouts; (vi) promotional letters, brochures and advertising materials; (vii) displays and display materials; (viii) correspondence and/or proposals (whether or not current) to any former, present or prospective customer of the Company; (ix) financial statements and information concerning revenues and profitability and any other financial results of the Company, other than financial statements and information publicly released by the Company; (x) information concerning the Company which was input by Mr. Rudolph or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xi) data, account information or other matters furnished by clients of the Company; and (xii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photocopies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

5.1.4                        “Third Party Information” means confidential and proprietary information received by the Company from third parties, including without limitation clients and vendors.

5.1.5                        “Work Product” means any inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that were conceived, developed, contributed to, made, or reduced to practice by Mr. Rudolph (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any Proprietary Information or Records).

5.2                                 Confidentiality.

5.2.1                        Mr. Rudolph acknowledges that any Proprietary Information disclosed or made available to him or obtained, observed or known by him as a direct or indirect consequence of his employment with the Company are the property of the Company.  Therefore, Mr. Rudolph agrees that he will not at any time (whether during or after the Payment Period) disclose or permit to be disclosed to any person or, directly or indirectly, utilize for his own account or permit to be utilized by any person any Proprietary Information or Records for any reason whatsoever without the Board’s written consent.

5.2.2                        Mr. Rudolph has delivered, or will deliver by the end of the business day on the Retirement Date, or at any other time the Company may reasonably request in writing (whether during or after the Payment Period), all Records which he may then possess or have under his control.

5.2.3                        The provisions of this Section 5.2 shall be in addition to, and shall not in any way limit, any and all other confidentiality agreements (or other agreements limiting the use of information) signed by Mr. Rudolph  in connection with his employment with the Company (collectively, the “Other Confidentiality Agreements”).

5.2.4                        If Mr. Rudolph is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Mr. Rudolph will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Mr. Rudolph will cooperate fully with the Company and the Company’s representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Mr. Rudolph disclose Proprietary Information or Third Party Information, and if Mr. Rudolph furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Mr. Rudolph may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Mr. Rudolph will use his best efforts to ensure that such Proprietary Information is treated confidentially by each person to whom it is disclosed.

5.3                                 Assignment of Work Product.  Mr. Rudolph acknowledges that all Work Product belongs to the Company, and Mr. Rudolph hereby assigns, and agrees to assign, all Work Product to the Company.  Any copyrightable work prepared in whole or in part by Mr. Rudolph in the course of his work for the Company as an employee or a consultant shall be deemed a “work made for hire” under all applicable copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Mr. Rudolph hereby assigns and agrees to assign to the Company all of his right, title and interest, including without limitation, copyright in and to such copyrightable work.  Mr. Rudolph shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Payment Period) to establish and confirm the Company’s ownership therein (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this Section 5.3 to the contrary, in accordance with the provisions of Section 2870 of the California Labor Code, the Company’s ownership of Work Product does not apply to any invention that (a) Mr. Rudolph developed entirely on his own time without using the equipment, supplies or facilities of the Company or any Proprietary Information (including trade secrets) and (b) does not relate directly to the business of the Company.

5.4                                 No Limitation on General Knowledge or Public Information.  Nothing in this Agreement shall be construed to prevent Mr. Rudolph from disclosing or using in future employment or business ventures (a) any information known to him prior to his employment with the Company, (b) his general knowledge and experience, or (c) information known or that becomes known to and available for use by the public, other than as a direct or indirect result of Mr. Rudolph’s acts or omissions in violation of this Article 5 or the Other Confidentiality Agreement.

5.5                                 Enforcement; Injunctive Relief.  If, at the time of enforcement of any provision of this Article 5, a court determines that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Mr. Rudolph’s services are unique, because Mr. Rudolph has had access to Proprietary Information and for other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Article 5.  Therefore, in the event of a breach or threatened breach of this Article 5, the parties hereto or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

ARTICLE 6
RELEASE OF ALL CLAIMS

6.1                                 Release by the Company.  The Company, intending to be legally bound, on behalf of itself and its directors, officers, other affiliates, employees, representatives or agents (collectively, the “Company Parties”), hereby irrevocably releases, acquits and forever discharges Mr. Rudolph from any and all causes of actions, suits, debts, claims, liabilities, obligations and demands whatsoever, in law or in equity (collectively, “Claims”) that the Company or any of the Company Parties might have as of the date hereof (or might have had prior to the date hereof) against Mr. Rudolph, whether known or unknown, in respect of his employment with or separation from the Company.

6.2                                 Release by Mr. Rudolph.  Effective as of the date hereof, Mr. Rudolph, on behalf of himself and his heirs, executors, assigns, affiliates, representatives and agents (the “Rudolph Parties”), hereby irrevocably releases, acquits, and forever discharges the Company and the Company Parties from any and all Claims that Mr. Rudolph or any of the Rudolph Parties may have as of the date hereof against the Company or any of the Company Parties, as well as any and all Claims resulting from an act which has been taken, or a failure to act which has occurred, on or before the date hereof, in respect of his employment with or separation from the Company (collectively, the “Released Claims”).  The Released Claims shall include without limitation any and all claims, demands and causes of action under federal, state or local law, including without limitation, Claims under:

•                  the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.;

•                  the Civil Rights Act of 1991;

•                  the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.;

•                  the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.;

•                  the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.;

•                  the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.;

•                  the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.;

•                  the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.;

•                  the California Fair Employment and Housing Act, as amended, Cal. Gov’t Code § 12900 et seq.;

•                  the California Labor Code;

•                  the California Family Rights Act of 1993, Cal. Gov’t Code § 12945.1 et seq.;

•                  the California Equal Pay Law, Cal. Lab. Code § 1197.5;

•                  the Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq.; or

•                  any other federal, state or local laws, regulations and ordinances governing discrimination in employment.

6.3                                 Acknowledgement of Effect of Release.  Mr. Rudolph acknowledges and confirms that he understands that, by signing this Agreement, he will be waiving any right he may have had to pursue or bring a lawsuit or make any legal claim against the Company or the Company Parties in respect of the Released Claims.  Mr. Rudolph further acknowledges and confirms that he understands that, by signing this Agreement, he will be specifically releasing all claims he may have against the Company or any of the Company Parties under the Age Discrimination In Employment Act, as amended, 29 U.S.C. § 621 et seq., which statute may provide him with substantial rights and protections.

6.4                                 Waiver of Unknown Claims.  Each of the parties acknowledges that he or it is aware that he or it may hereafter discover facts different from, or in addition to, what he or it now (or as of the date hereof) knows or believes to be true.  Each of the parties nonetheless agrees that the release provided by such party in or pursuant to this Article 6 shall be and remain in full force and effect in all respects as a complete and general release as to the matters so released.  Each party acknowledges that he or it has been informed of Section 1542 of the California Civil Code, and does hereby expressly waive and relinquish all rights and benefits that he or it may have under such Section 1542 or under any similar statutes, laws, rules or principles of any applicable jurisdiction.  Section 1542 of the California Civil Code reads in its entirety as follows:

A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6.5                                 No Pending Suits; Covenant Not to Sue.  Mr. Rudolph confirms that he has not filed any lawsuits or administrative complaints against the Company and that he does not believe there is any reasonable basis for any such lawsuit or complaint.  Mr. Rudolph knowingly and voluntarily covenants not to sue or otherwise pursue legal action against the Company in respect of any of the Released Claims.  In the event of any violation of this Section 6.5, the Company’s obligation to make any payments to Mr. Rudolph hereunder shall immediately cease.

6.6                                 Contribution and Indemnification. The parties specifically acknowledge that this Agreement shall not affect any right to contribution and/or indemnification which Mr. Rudolph may have, whether pursuant to insurance carried by the Company, the bylaws of the Company or otherwise, or the Indemnification Agreement of April 1, 1995, by and between the Company and Mr. Rudolph (the “Indemnification Agreement”) in connection with any third-party claim (including shareholder derivative claims) insofar as such third-party claims relate to events, actions or omissions which occurred on or before the Retirement Date.  As of the date hereof, the Company is not aware of any third-party or shareholder derivative claim against the Company or Mr. Rudolph for which Mr. Rudolph is, or might in the future be, entitled to contribution or indemnification from the Company.

6.7                                 Continuing Obligations.  Notwithstanding the releases set forth in this Agreement, the parties acknowledge and confirm their existing respective obligations under the provisions of this Agreement, the Other Confidentiality Agreements, the written option agreements between Mr. Rudolph and the Company in respect of the Options (as amended hereby), the Company’s Deferred Compensation Plan, and the Indemnification Agreement.

ARTICLE 7
ACKNOWLEDGEMENTS

7.1                                 Advice of Counsel.  Mr. Rudolph acknowledges and confirms that (a) the Company has advised him, and by this Agreement is advising him in writing, to consult with his own legal, tax and financial advisors in connection with the review, negotiation and execution of this Agreement, (b) in reviewing, negotiating and determining to execute this Agreement, he has and is relying on his own legal, tax and financial advisors, and (c) neither the Company nor any of its directors, officers, employees or representatives has made any statement to Mr. Rudolph that Mr. Rudolph has construed, or is relying upon, as legal, tax or financial advice.  Mr. Rudolph confirms that he has had sufficient time and opportunity to consult with the legal, tax and financial advisors of his choice prior to executing this Agreement.

7.2                                 Time for Review; Revocation.  Mr. Rudolph acknowledges and confirms that he understands that:

(a)                  he had at least 21 days from the date this Agreement was given to him within which to consider whether to enter into this Agreement; however, after having an opportunity to consult with legal counsel, he has freely and voluntarily elected to execute and deliver this Agreement prior to the expiration of such 21-day consideration period;

(b)                 he may revoke this Agreement within seven (7) days after he executes it by providing written notification of such revocation to the Company as set forth in Section 8.1; provided that, in order for any revocation of this Agreement to be effective, notice must be received by the Company no later than 5:00 p.m. on the seventh calendar day after the date on which Mr. Rudolph executes this Agreement;

(c)                  this Agreement will not be enforceable, unless and until the seven day revocation period described in subpart (b) above has expired without being revoked; and

(d)                 he would not be entitled to any payments or other benefits hereunder, but for his execution and delivery of this Agreement; and he will not be entitled to any payments or other benefits hereunder, if he revokes this Agreement pursuant to subpart (c) above.

7.3                                 Payment for Past Services.  Mr. Rudolph hereby acknowledges and confirms that he has received all salary, wages, and other compensation due Mr. Rudolph to which he is entitled to receive as of the date hereof.  Such acknowledgement and confirmation will not relate to any payments that become payable by the Company pursuant to this Agreement, the Options, the Company’s Deferred Compensation Plan or the Indemnification Agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1                                 Notices.  Any notice required or permitted to be provided hereunder shall be in writing and shall be delivered either personally, by facsimile (with the original sent by U.S. mail) or by a courier service of national reputation to the recipient at the address and/or fax number set forth below, or such other address as the recipient shall have specified by prior notice in accordance herewith.  A notice shall be deemed to have been given (a) when delivered, if delivered personally, (b) upon receipt of confirmation of a successful send, if sent by facsimile, and (c) on the date guaranteed for delivery, if sent by courier service.

If to Mr. Rudolph:

26651 West Agoura Road

Calabasas, CA  91302

Fax:  (818) 880-5245

with a copy to:

Heller Ehrman (Venture Law Group)

2775 Sand Hill Road

Menlo Park, CA  94025-7019

Attention:  Renee R. Deming

Fax:  (650) 324-0638

If to the Company:

On Assignment, Inc.

26651 West Agoura Road

Calabasas, CA  91302

Attention:  Chief Executive Officer

Fax:  (818) 880-0056

with a copy to:

Hogan & Hartson LLP

2049 Century Park East, Suite 700

Los Angeles, CA  90067

Attention:  Carissa Coze, Esq.

Fax:  310-789-5400

8.2                                 Other Arrangements.  The compensation and benefits to be provided hereunder shall be in lieu of, and not in addition to, any other severance, separation or similar benefits to which Mr. Rudolph might be entitled to receive from the Company, as of the date hereof or hereafter.  Without limiting the generality of the foregoing, Mr. Rudolph acknowledges and confirms that he shall not be entitled to any benefits under the Company’s Change in Control Severance Plan.

8.3                                 Deferred Compensation Plan.  This Agreement, except to the extent that it confirms the termination of Mr. Rudolph’s employment with the Company as of the Retirement Date, shall have no effect on Mr. Rudolph’s rights under the Company’s Deferred Compensation Plan.

8.4                                 Integration.  This Agreement, including the Exhibit and Schedules hereto, constitutes the entire agreement of the parties, and supersedes any prior understandings, agreements or representations by the parties, whether written or oral, with respect to the subject matter hereof; provided, however, that this Agreement supplements but does not supersede the Other Confidentiality Agreements, the Deferred Compensation Plan, the written option agreements between Mr. Rudolph and the Company in respect of the Options (as amended hereby), or the Indemnification Agreement.

8.5                                 Severability.  Each provision of this Agreement shall be interpreted in a manner so as to be effective and legally valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any circumstance, after taking into account Section 5.5 if applicable, the offending provision shall be amended so as to be valid, legal and enforceable in such circumstance, to the fullest extent possible.  If the offending provision cannot be so amended, it shall be stricken from this Agreement, but the remainder of the Agreement shall remain in full force and effect.

8.6                                 Counterparts; Facsimile Transmission. This Agreement may be executed in two counterparts, each of which shall deemed to be an original and both of which taken together shall constitute one and the same agreement.  Each party to this Agreement agrees that it will be bound by its own facsimile (telefax) signature and that it accepts the facsimile (telefax) signature of the other party to this Agreement.

8.7                                 Choice of Law; Jurisdiction.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

8.8                                 Arbitration.

8.8.1                        Except as provided in Section 8.8.5, the parties agree that any dispute or controversy arising out of, relating to, or in any way connected to this Agreement or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding neutral arbitration in accordance with the then in effect American Arbitration Association National Rules for the Resolution of Employment Disputes (the “AAA Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be in writing, and shall be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

8.8.2                        Each of the parties understands that, by consenting to the arbitration provisions of this Agreement, he or it is waiving their right to a jury trial.

8.8.3                        The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.  The arbitration proceedings shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 et seq., and by the AAA Rules, without reference to state arbitration law, except that each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator.  Each party shall also be entitled to pursue all remedies, damages or claims that would be available if the case had been litigated in the judicial forum having jurisdiction over it.

8.8.4                        Each of the parties hereby consents to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California for any action or proceeding arising from or relating to this Agreement, all disputes or issues arising from or relating in any way to Mr. Rudolph’s relationship with the Company, or any action or proceeding relating to any arbitration in which the

Company and Mr. Rudolph are participants.  Any arbitration conducted pursuant to this Agreement shall be held in Los Angeles County, California.

8.8.5                        Notwithstanding any other provision to this Agreement, either party to this Agreement may apply to any court of competent jurisdiction located in Los Angeles County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

8.8.6                        Any arbitration proceedings conducted under the terms of this Agreement will be conducted confidentially.  All documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence and under seal, and shall be available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive and maintain all such information in confidence.

8.8.7                        The Company shall pay all expenses related to the arbitration that would not have been incurred if the case had been brought in court.  However, the prevailing party may recover his or its reasonable attorneys’ fees and expenses to the extent permitted by law.

8.9                                 Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Mr. Rudolph, the Company and their respective successors and permitted assigns; provided, however, that the rights and obligations of Mr. Rudolph hereunder shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any affiliate of the Company or any successor of the Company by operation of law upon a merger or consolidation or any purchaser of all or substantially all of the Company’s assets (a “Change in Control”).  In the event of a Change in Control, the Company shall be obligated to (a) cause the Company’s successor to assume all obligations under this Agreement or (b) pay all then unpaid Continuation Payments in a lump sum within five (5) business days following the consummation of the Change in Control.

8.10                           Waivers; Remedies.  A party hereto may waive any right or remedy hereunder only in writing.  A waiver by a party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any other occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

8.11                           Withholding.  The Company shall be entitled to deduct or withhold from any payments hereunder any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to any payments hereunder by the Company.

8.12                           Amendment.  This Agreement may be amended only by a writing duly executed by both the Company and Mr. Rudolph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the preamble hereto.

ON ASSIGNMENT, INC.

By:	/s/ Peter Dameris
Peter Dameris, President and Chief Executive Officer

/s/ Ronald W. Rudolph
Ronald W. Rudolph

SCHEDULE I

Insurance Coverage and Other Benefits

Insurance

Medical

Dental

Life & ADD

Basic short-term disability

Basic long-term disability

Other Benefits

Annual physical examination (up to $1,500 to cover cost of examination to the extent not covered by insurance)

Tax & Financial Planning (up to $2,500 for tax preparation services for the 2004 calendar year)

Legal Fees (up to $4,000 for legal services in connection with the negotiation and preparation of the Executive Agreement and Consulting Agreement by and between Mr. Rudolph and the Company)

SCHEDULE II

Stock Options as of December 31, 2004

Options Held by Mr. Rudolph Immediately Prior to the date hereof (the “Options”):

OPTION	Company Ref. No.	Grant Date	Ex. Price	No. of Shares		ISO/NQ
				Vested	Unvested
1.	000866	12/16/1997	$11.37500	733.00	0.00	ISO
2.	010867	12/16/1997	$11.37500	310.00	0.00	NQ
3.	001038	12/9/1998	$16.21900	5,000.00	0.00	ISO
4.	001039	12/9/1998	$16.21900	4,584.00	0.00	NQ
5.	001233	12/9/1999	$13.68750	8,684.00	0.00	ISO
6.	001234	12/9/1999	$13.68750	6,316.00	0.00	NQ
7.	001470	12/4/2000	$23.75000	4,211.00	0.00	ISO
8.	001471	12/4/2000	$23.75000	30,789.00	0.00	NQ
9.	001705	7/2/2001	$17.97000	0.00	3,646.00	ISO
10.	001706	7/2/2001	$17.97000	21,354.00	0.00	NQ
11.	001795	1/31/2002	$19.86000	0.00	2,465.00	ISO
12.	001796	1/31/2002	$19.86000	25,521.00	7,014.00	NQ
13.	002211	7/18/2003	$5.25000	2.00	28,685.00	ISO
14.	002212	7/18/2003	$5.25000	30,102.00	26,211.00	NQ
15.	002351	3/23/2004	$5.11000	0.00	8,708.00	ISO
16.	002352	3/23/2004	$5.11000	5,625.00	15,667.00	NQ

Options Vested and Exercisable as of the date hereof until the Option Expiration Date, pursuant to Sections 3.2 of the Agreement (the “Continuing Options”):

OPTION	Company Ref. No.	Grant Date	Ex. Price	No. of Shares Vested and Exercisable
13	002211	7/18/2003	$5.25000	28,687
14	002212	7/18/2003	$5.25000	56.313
15	002351	3/23/2004	$5.11000	8,708
16	002352	3/23/2004	$5.11000	21,292